                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

      Filed by the Registrant [X]
      Filed by a Party other than the Registrant [ ]
      Check the appropriate box:
      [ ] Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
      [X] Definitive Proxy Statement
      [ ] Definitive Additional Materials
      [ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                              THE MILLS CORPORATION
                              ---------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1) Title of each class of securities to which transaction applies:

                    ---------------------------
          (2)       Aggregate number of securities to which transaction applies:

                    ---------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                    ---------------------------
          (4)       Proposed maximum aggregate value of transaction:

                    ---------------------------
          (5)       Total fee Paid:

                    ---------------------------

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)       Amount Previously Paid:

                    ---------------------------
          (2)       Form, schedule or registration statement no.:

                    ---------------------------
          (3)       Filing party:

                    ---------------------------
          (4)       Date filed:

                    ---------------------------

                          [THE MILLS CORPORATION LOGO]



                                                                  March 31, 1999

Dear Fellow Shareholder:

            You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of The Mills Corporation on Tuesday, May 18, 1999, at 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209.

            The Company is asking for you to elect directors and ratify the appointment of independent auditors for the coming year. All items on the agenda are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. A copy of the Company's Annual Report to Shareholders is also enclosed.

            It is important that your shares be represented at the Meeting, even if you cannot attend the Meeting and vote your shares in person. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying proxy card, and return the card promptly in the envelope provided. If you later decide to attend the Meeting, you may revoke your proxy at that time and vote your shares in person.

            We look forward to receiving your proxy and seeing you at the Meeting.

                              Sincerely,



                              /s/ LAURENCE C. SIEGEL


                              Laurence C. Siegel
                              Chairman of the Board and Chief Executive Officer

                              THE MILLS CORPORATION


                              1300 WILSON BOULEVARD
                                    SUITE 400
                            ARLINGTON, VIRGINIA 22209


                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 18, 1999



       You are cordially invited to attend the 1999 Annual Meeting of Shareholders of The Mills Corporation (the "Company") to be held on Tuesday, May 18, 1999, at 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, to consider the following proposals:

1.     To elect three directors to serve for the ensuing three-year term.

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

3. To transact such other business as may properly come before such meeting or any adjournments thereof.

       Only shareholders of record at the close of business on March 22, 1999, will be entitled to vote at the Meeting or any adjournments thereof.

       IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   BY ORDER OF THE BOARD OF DIRECTORS,

                                   /s/ THOMAS E. FROST

                                   Thomas E. Frost
                                   Secretary


March 31, 1999

                              THE MILLS CORPORATION


                              1300 WILSON BOULEVARD
                                    SUITE 400
                            ARLINGTON, VIRGINIA 22209

                                   -----------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1999

            This Proxy Statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, May 18, 1999, at 10:00 a.m., eastern daylight savings time, at The Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, and at any adjournment thereof for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

            Holders of record of common stock of the Company as of the close of business on the record date, March 22, 1999, are entitled to receive notice of, and to vote at, the Meeting. The common stock constitutes the only class of securities entitled to vote at the Meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on March 22, 1999, there were 24,139,317 shares of common stock issued and outstanding.

            Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted for Proposal 1, the election of all nominees for director, and for Proposal 2, to ratify the appointment of Ernst & Young LLP as independent auditors.

            Directors will be elected by a plurality of the votes cast.

            Ratification of the appointment of Ernst & Young LLP as independent auditors requires the approval of a majority of votes cast at the Meeting.

            The Company knows of no business other than that set forth above to be transacted at the Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

            To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before the exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

            The Company's 1998 Annual Report to Shareholders for the fiscal year ended December 31, 1998, has been mailed to the shareholders with this Proxy Statement and proxy card on or about March 31, 1999. The executive offices of the Company are currently located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

BOARD OF DIRECTORS

            The Board of Directors of the Company is divided into three classes, with one class of directors elected by the shareholders annually. The term of each class of directors is for a three-year period. The class of directors whose term expires in 1999 is comprised of four directors. The class of directors whose term expires in 2000 is comprised of four directors, and the class of directors whose term expires in 2001 is comprised of five directors. The class of directors whose terms will expire at the Meeting includes Peter A. Gordon, Franz von Perfall, Cristina L. Rose and Laurence C. Siegel. Messrs. von Perfall and Siegel and Ms. Rose each have been nominated for election at the Meeting to hold office until the 2002 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Nominees for director will be elected upon a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting. The Company does not intend to nominate anyone for election at the Meeting to serve as the fourth member of the class whose term will expire in 2002. The Board of Directors may fill the vacancy by vote of the Board of Directors at some future date.

            THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR FRANZ VON PERFALL, CRISTINA L. ROSE AND LAURENCE C. SIEGEL AS DIRECTORS. Should any or all of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

NOMINEES FOR ELECTION FOR TERM ENDING 2002

            FRANZ VON PERFALL, 57, has been a director of the Company since April 1994. Since 1980, Mr. von Perfall has been Managing Director of Kan Am. From 1977 until 1980, Mr. von Perfall served as director of the New Issue Division of Berliner Handels-und Frankfurter Bank, located in Frankfurt, Germany.

            CRISTINA L. ROSE, 52, has been a director of the Company since May 1998. Since 1987, she has been the Chairman of Rose & Kindel, a leading California public affairs firm, which she co-founded. Prior to founding Rose & Kindel, Ms. Rose headed her own firm, Cristina L. Rose, Inc., from 1984 to 1987 where she specialized in state and local government relations and issue communications. From 1975 to 1984, she directed the Sacramento lobbying activities of Winner/Wager & Associates, a national contract lobbying and public affairs firm.

            LAURENCE C. SIEGEL, 46, has been a director of the Company since January 1993. Mr. Siegel has been Chief Executive Officer and Chairman of the Board of the Company since March 1995. From the inception of the Company until 1995, Mr. Siegel served as Executive Vice President, Secretary and Vice Chairman of the Board of the Company. From 1983 to 1993, Mr. Siegel was Executive Vice President of Western Development Corporation. Prior to joining Western, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic states at Merrill Lynch Commercial Services. Mr. Siegel is a graduate of Boston University with a degree in marketing and finance. Mr. Siegel is a member of the Nominating Committee and the Executive Committee of the Board of Directors.

INCUMBENT DIRECTORS - TERM ENDING 2000

            CHARLES R. BLACK, JR., 51, has been a director of the Company since November 1995. Since 1980, Mr. Black has been President and Chief Executive Officer of Black, Kelly, Scruggs and Healey, Inc., a public affairs company or its predecessors. Mr. Black also serves on the board of directors of Burson Marstellar/Americas, American Conservative Union and the Fund for American Studies and serves on the executive finance committee of the Dole Foundation. Mr. Black is a member of the Nominating Committee of the Board of Directors.

            DIETRICH VON BOETTICHER, 57, has been a director and Vice Chairman of the Company since April 1994. Mr. von Boetticher has been a Director of Kan Am since 1976 and since 1972 has been a partner in the law firm of Von Boetticher, Hasse, Kaltwasser, both located in Munich, Germany. Mr. von Boetticher is a member of the Nominating Committee of the Board of Directors.

            JOHN M. INGRAM, 63, has been a director of the Company since April 1994 and has served as Vice Chairman of the Company since August 1995. In addition, Mr. Ingram is currently an independent real estate consultant. Mr. Ingram has an extensive history serving with major retailers. From 1993 to 1994, he served as Senior Vice President of T.J. Maxx Company, Inc. and from 1974 until 1993, he was Senior Vice President and Secretary of Marshalls Inc. Mr. Ingram is a member of the Executive Committee and the Executive Compensation Committee of the Board of Directors.

            PETER B. MCMILLAN, 51, has been a director of the Company since August 1995 and President and Chief Operating Officer of the Company since February 1995. From 1993 until joining the Company, Mr. McMillan was Executive Vice President of Finance and Administration at CenterMark and previously served as Senior Vice President and Chief Financial Officer from 1989 to 1993. Prior to joining CenterMark, Mr. McMillan was a Partner at Nicholson, Inc., where he was responsible for acquisitions, development and financing of commercial real estate. Prior to joining Nicholson, Inc., Mr. McMillan spent twelve years as Senior Vice President of Finance and Chief Financial Officer of Goodman Segar Hogan, a real estate syndicate located in Norfolk, Virginia.

INCUMBENT DIRECTORS -- TERM ENDING 2001

            JAMES C. BRAITHWAITE, 58, has been a director of the Company since April 1994. He also served as Executive Vice President of Operations of the Company from August 1994 to November 1994. Since 1980, Mr. Braithwaite also has been Chief Executive Officer and President of Kan Am U.S., Inc., an international investment company. Prior to 1980, Mr. Braithwaite served as Executive Vice President of Glasmacher and Company. Mr. Braithwaite is a member of the Executive Committee of the Board of Directors.

            JAMES F. DAUSCH, 56, has been a director of the Company since October 1997 and Executive Vice President of Development of the Company since December 1994. As Executive Vice President of Development, Mr. Dausch directs all of the Company's current and future development activities. Prior to joining the Company, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties ("CenterMark"). From 1977 to 1989, Mr. Dausch was employed by The Rouse Company, where he directed the development of urban retail projects in Baltimore, New York, Philadelphia and Miami. During the 1970's, Mr. Dausch served in the Department of Justice and the Department of Housing and Urban Development. He is a graduate of The Johns Hopkins University and the Columbia University School of Law.

            THE HON. JOSEPH B. GILDENHORN, 69, became a director of the Company in November 1995. Since 1956, Mr. Gildenhorn has been a partner at JBG Companies, a real estate development and management company, or its predecessors and since 1956, a partner at Brown, Gildenhorn & Jacobs, a law firm, or its predecessors. From 1984 to 1989, Mr. Gildenhorn also served as director of First Virginia Communications, Inc., which owns and operates a radio station. Mr. Gildenhorn also serves on the board of directors of Biscayne Apparel, Inc., Franklin Bancorporation and is Chairman of the Board of Franklin National Bank. Mr. Gildenhorn served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a member of the Audit Committee and Executive Compensation Committee of the Board of Directors.

            HARRY H. NICK, 57, has been a director of the Company since April 1994 and was Executive Vice President for Strategic Planning and Acquisitions of the Company from May 1995 until August 1996. Mr. Nick was Chief Financial Officer and Treasurer of the Company from January 1993 until May 1995. Since 1982, Mr. Nick was associated in various capacities with Western Development Corporation, serving as its Chief Financial Officer from

April 1982 to August 1984 and as its Executive Vice President from September 1987 to April 1991 and as a consultant to various affiliates from April 1991 to January 1993. Mr. Nick was employed with the accounting firm of Grant Thornton from 1966 to 1982, serving eight years as an audit partner. Mr. Nick is a member of the American Institute of Certified Public Accountants.

            ROBERT P. PINCUS, 52, has been a director of the Company since April 1994. Since February 1999, he has served as President, D.C. Metro Region, of BB&T Corporation. From May 1991 until February 1999, he also served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C. From 1983 to 1991, Mr. Pincus was Chief Executive Officer and President of D.C. National Bank and Sovran Bank/DC National. Mr. Pincus is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

1998 BOARD MEETINGS

            The Board of Directors held a total of eight meetings during 1998. Each director of the Company except Peter Gordon attended at least 75% of the meetings held during 1998 by the Board of Directors and the committees of which he was a member. The absence of Mr. Gordon was due to illness.

COMMITTEES OF THE BOARD OF DIRECTORS

            In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee and an Executive Compensation Committee. The membership of these Committees is as set forth in the preceding section of this Proxy Statement.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of three directors, has the authority to exercise those powers authorized by the Board of Directors, except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law. The Executive Committee met eight times in 1998.

    AUDIT COMMITTEE. The Audit Committee, which consists of three independent directors, considers and advises the Board of Directors on the scope of the annual audit by the independent auditors of the Company and approves other professional services provided by the Company's independent auditors. In addition, the Audit Committee monitors audit fees and expenses, including fees incurred for non-audit services provided by the auditors. The Audit Committee also reviews the Company's accounting policies and procedures and the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1998.

    NOMINATING COMMITTEE. The Nominating Committee, which consists of three directors, selects the nominees to serve on the Board of Directors. Pursuant to the Company's Bylaws, vacancies on the Board of Directors are to be filled by the remaining directors then in office based on the recommendations made by the Nominating Committee. The Nominating Committee met once during 1998. The Nominating Committee will consider qualified nominees recommended by the shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee, which currently consists of three independent directors, determines the compensation for the Company's executive officers and administers the Company's equity incentive plan. The Executive Compensation Committee met twice during 1998.

COMPENSATION OF DIRECTORS

            Directors of the Company who are not employees of the Company are paid an annual fee of $24,000 for their service in that capacity and $1,000 for each board meeting and committee meeting attended. In addition, each such director receives an annual grant of restricted stock having a value of $6,000. The restricted stock vests in three equal annual installments beginning one year after the date of grant. The first grants of restricted stock were issued on October 1, 1998, pro rated for a partial year. Upon being elected to the Board of Directors, each director who is not an employee of the Company receives an option to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of the underlying common stock on the date of the director's election and which vests in equal installments on the third and fourth anniversaries of the date of grant, provided that the optionee is still a director on such date. Thereafter, upon each director's re-election to the Board of Directors, he or she receives a similar option to purchase 1,000 shares of common stock.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

            The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as independent auditors of the Company since its initial public offering in 1994. The Company has been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


                        EXECUTIVE OFFICERS OF THE COMPANY

            The following is a biographical summary of the executive officers of the Company as of December 31, 1998, (other than those who serve as directors):

            Judith S. Berson, 56, has been Executive Vice President - Specialty Leasing of the Company since November 1996. From June 1995 to November 1996, Ms. Berson was a Senior Vice President-Specialty Leasing and from 1989 to May 1995, she was Vice President and Executive Director of Leasing/East Coast Development for the Company and its predecessors. Prior to joining the Company, Ms. Berson was head of Retail Leasing and Retail Development for Adaron, a diversified development company in North Carolina. Ms. Berson graduated from the University of Michigan with a bachelor's degree in political science and graduated from the University of Santa Clara with a master's degree in Counseling Psychology.

            Kent S. Digby, 46, has been Executive Vice President of Management/Marketing of the Company since May 1995 and has directed the management and marketing functions on behalf of the Company or its predecessors since 1988. In this capacity, Mr. Digby oversees all management and marketing issues for the entire portfolio of properties for the Company. Prior to 1988, Mr. Digby served as the Vice President of Management for The Rouse Company.

            Thomas E. Frost, 46, has been Secretary and Senior Vice President of the Company since March 1995 and General Counsel since May 1995. From March 1995 until May 1995, Mr. Frost was Corporate Counsel of the

Company. Mr. Frost was previously Senior Vice President and General Counsel for CenterMark Properties, which he joined in 1989. Before joining CenterMark, he served as Senior Counsel to The May Department Stores Company from 1984 through 1989, served as staff attorney for The Edward J. DeBartolo Corporation from 1981 through 1984 and was associated with the firm of Olds, Olds & Lynett from 1979 through 1981. Mr. Frost is a graduate of Miami University and the University of Akron School of Law.

            Thomas M. Hindert, 45, has been Senior Vice President of Real Estate of the Company since April 1994 and has served in a similar capacity on behalf of the Company or its predecessors since 1986. Mr. Hindert has also served as Development Coordinator for the New Orleans Center and the San Antonio River Center projects with The Edward J. DeBartolo Corporation and as Senior Planner for the City of Pittsburgh. Mr. Hindert received his master's degree in Architecture and Urban Planning from the University of Michigan.

            Steven J. Jacobsen, 43, has been Senior Vice President of Development of the Company since April 1994 and has served in a similar capacity on behalf of the Company or its predecessors since 1984. Prior to 1984, Mr. Jacobsen worked as a Senior Construction Manager and Regional Manager for various development companies in the Midwest. Mr. Jacobsen is a licensed architect and received his undergraduate degree from the University of Illinois, Champaign/Urbana and is currently a candidate for a Masters of Business Administration from Roosevelt University.

            Terrence W. LaPier, 45, joined the Company as Senior Vice President
- International Development in June 1998. From 1996 to 1998, Mr. LaPier founded and was President and Chief Executive Officer of Piermont Group, which provided strategic advisory services to U.S. REIT and foreign-based publicly held real estate multinationals. During 1996 to 1998, Mr. LaPier also served as The Wharton School's Entrepreneur-in-Residence as a faculty member. From 1994 to 1996, Mr. LaPier was Senior Vice President and Group Managing Director of Bechtel. Mr. Lapier is a graduate of Syracuse University. He also received his [AMP] degree from the University of Pennsylvania, The Wharton School and his Ph.D. from the London School of Economics.

            Kenneth R. Parent, 38, joined the Company in September 1994 as Senior Vice President, became Chief Financial Officer in May 1995 and Executive Vice President - Finance in November 1997. Prior to joining the Company, Mr. Parent's experience included eleven years in public accounting at Kenneth Leventhal & Co. and Price Waterhouse, where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants and a graduate of the University of Southern California.

            Mark J. Rivers, 33, Senior Vice President - Anchor Leasing, joined the Company in July 1997 and was elected to his current office in November 1997. From 1995 to 1997, Mr. Rivers served as Senior Vice President and Director of Development for DeBartolo Entertainment where he led initiatives in retail development and the creation of new restaurant and hospitality concepts. From 1993 to 1995, Mr. Rivers was Vice President of New City Development for Mirage Resorts, Incorporated. Mr. Rivers is a graduate of the State University of New York at Albany.

            James P. Whitcome, 52, has been Senior Vice President - Capital Services since December 1994. In this capacity, he is responsible for all design and construction activities related to the physical plant and tenanting of the Company's portfolio. From December 1989 until joining the Company, Mr. Whitcome served as Senior Vice President of Capital Improvements for CenterMark Properties. From 1981 to 1989, Mr. Whitcome was employed by The Rouse Company as Vice President of Engineering and Director of Construction. During the 1970's, Mr. Whitcome was employed by General Growth as Director of Construction. Mr. Whitcome is a graduate of Iowa State University.

                             EXECUTIVE COMPENSATION

            The following table sets forth certain information concerning the annual and long-term compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company:


                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                          ------------------------------------------------------------


                                                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION               YEAR        SALARY($)       BONUS($)(1)         COMPENSATION
---------------------------               ----        ---------       --------            ------------
Laurence C. Siegel                          1998   $     526,599    $   516,600      $        692(3)
Chairman of the Board,                      1997         484,666        467,914               838(3)
Chief Executive Officer and Director        1996         442,894        360,477               636(3)


Peter B. McMillan                           1998         368,552        197,369               --
President, Chief Operating                  1997         342,537        279,822               --
Officer and Director                        1996         326,250        215,572            95,500(6)

James F. Dausch                             1998         317,635        138,436               --
Executive Vice President-                   1997         286,300        191,357               --
Development and Director                    1996         272,500        147,420           102,000(6)

Kent S. Digby                               1998         282,480        122,616               --
Executive Vice President-                   1997         255,626        170,855               --
Management/Marketing                        1996         222,500        121,095               --

Judith S. Berson                            1998         276,500        119,925               --
Executive Vice President                    1997         250,000        184,324               --
-Specialty Leasing                          1996         191,250         95,200               --


                                                      LONG-TERM COMPENSATION
                                           ----------------------------------------------------

                                             RESTRICTED        SECURITIES               ALL
                                               STOCK           UNDERLYING              OTHER
NAME AND PRINCIPAL POSITION                AWARDS ($)(2)       OPTIONS (#)         COMPENSATION
---------------------------                ----------          -----------         ------------
Laurence C. Siegel                        $          0           119,377       $    11,480(4)
Chairman of the Board,                         277,907           119,377             4,898(4)
Chief Executive Officer and Director           197,995           130,837             5,116(4)


Peter B. McMillan                              193,145           170,964            10,957(5)
President, Chief Operating                     178,310            76,593             5,258(5)
Officer and Director                           134,000            88,546             4,470(5)

James F. Dausch                                145,291           128,488            10,524(7)
Executive Vice President-                      133,853            57,499             5,749(7)
Development and Director                       100,800            66,608             4,925(7)

Kent S. Digby                                  129,724           114,722            10,464(8)
Executive Vice President-                      119,516            51,339             5,086(8)
Management/Marketing                            82,800            54,714             4,741(8)

Judith S. Berson                               128,649           112,701             9,788(9)
Executive Vice President                       116,040            49,843             5,492(9)
-Specialty Leasing                               --               37,004             5,405(9)

(1) Bonus figures included in the table are preliminary and may change following the Compensation Committee's review of each executive officer's performance for 1998.
(2) The number of shares of restricted stock held by Messrs. Siegel, McMillan, Dausch and Digby and Ms. Berson on December 31, 1998 was 33,853, 30,139, 22,649, 19,789 and 17,853, respectively. The value of such restricted stock holdings as of December 31, 1998 was $672,828, $599,013, $450,149, $393,306 and $354,828, respectively, based upon the closing price of the common stock on the NYSE on December 31, 1998, which was $19.875. Each award of restricted stock vests in five equal annual installments beginning on the first anniversary of the date of grant.
(3)      Represents medical reimbursements.
(4) Includes Company contributions to the 401(k) Plan of $8,000, $3,200 and $3,000 for 1998, 1997 and 1996, respectively, the cost of group term life insurance amounting to $900, $510 and $708 in 1998, 1997 and 1996, respectively, and the cost of parking paid by the Company amounting to $2,580, $1,188 and $1,408 in 1998, 1997 and 1996, respectively.
(5) Includes Company contributions to the 401(k) Plan of $8,000, $3,200 and $2,250 for 1998, 1997 and 1996, respectively, the cost of group term life insurance amounting to $650, $870 and $812 in 1998, 1997 and 1996, respectively, and the cost of parking paid by the Company amounting to $2,307, $1,188 and $1,408 in 1998, 1997 and 1996, respectively.
(6) Includes $62,000 for forgiveness of loans to each of Messrs. McMillan and Dausch in 1996. In addition, Mr. McMillan and Mr. Dausch were reimbursed $33,500 and $40,000, respectively, in 1996 for additional taxes owed as a result of taxable relocation expenses.
(7) Includes Company contributions to the 401(k) Plan of $8,000, $3,200 and $2,250 for 1998, 1997 and 1996, respectively, the cost of group term life insurance amounting to $550, $1,361 and $1,267 in 1998, 1997 and 1996, respectively, and the cost of parking paid by the Company amounting to $1,974, $1,188 and $1,408 in 1998, 1997 and 1996,
         respectively.
(8) Includes Company contributions to the 401(k) Plan of $8,000, $3,200 and $3,000 for 1998, 1997 and 1996, respectively, the cost of group term life insurance amounting to $490, $698 and $333 in 1998, 1997 and 1996, respectively, and the cost of parking paid by the Company amounting to $1,974, $1,188 and $1,408 in 1998, 1997 and 1996, respectively.
(9) Includes Company contributions to the 401(k) Plan of $8,000 in 1998 and $3,200 in each of 1997 and 1996, and the cost of group term life insurance amounting to $480, $1,104, and $797 in 1998, 1997 and 1996, respectively, and the cost of parking paid by the Company amounting to $1,308, $1,188 and $1,408 in 1998, 1997 and 1996, respectively.

          The following table sets forth certain information concerning exercised and unexercised options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 31, 1998.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES


                                                                                        NUMBER OF
                                                                                  SECURITIES UNDERLYING
                                                                                   UNEXERCISED OPTIONS
                              SHARES                                              AT DECEMBER 31, 1998
                             ACQUIRED                  VALUE                      --------------------
NAME                      ON EXERCISE(#)            REALIZED($)           EXERCISABLE                UNEXERCISABLE
----                      --------------            -----------       --------------------------------------------

Laurence C. Siegel             - 0 -                   - 0 -                200,084                      269,507
Peter B. McMillan             13,422                  $71,304               151,856                      251,175
James F. Dausch               11,742                   39,157               102,102                      213,755
Kent S. Digby                  - 0 -                   - 0 -                105,097                      165,678
Judith S. Berson               - 0 -                   - 0 -                 61,768                      174,780

                                          VALUE OF UNEXERCISED
                                              IN-THE-MONEY
                                               OPTIONS AT
                                           DECEMBER 31, 1998
                                           -----------------
NAME                            EXERCISABLE             UNEXERCISABLE
----                            -------------------------------------

Laurence C. Siegel              $  111,210              $  166,819
Peter B. McMillan                  158,923                  64,410
James F. Dausch                    103,482                  84,932
Kent S. Digby                       46,506                  69,762
Judith S. Berson                    31,452                  47,181

            The following table sets forth certain information relating to options to purchase common stock granted to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                INDIVIDUAL GRANTS
                                -----------------

                                                                                                   POTENTIAL REALIZABLE
                                               PERCENT                                               VALUE AT ASSUMED
                             NUMBER OF         OF TOTAL                                              ANNUAL RATES OF
                             SECURITIES        OPTIONS                                                 STOCK PRICE
                             UNDERLYING       GRANTED TO        EXERCISE                             APPRECIATION FOR
                              OPTIONS        EMPLOYEES IN         PRICE      EXPIRATION                OPTION TERM
NAME                       GRANTED (#)(1)    FISCAL YEAR         ($/SH)         DATE              5%                      10%
----                       -----------       -----------         ------         ----           --------               ----------
Laurence C. Siegel            119,377(2)       5.4%         $    24.50        1/1/2008   $    1,839,351       $       4,661,277
                               76,593(2)       3.5%         $    24.50        1/1/2008        1,180,139               2,990,703
Peter B. McMillan              94,371          4.3%              26.19        4/1/2008        1,554,361               3,939,056
                               57,499(2)       2.6%         $    24.50        1/1/2008          885,940               2,245,146
James F. Dausch                70,989          3.2%              26.19        4/1/2008        1,169,242               2,963,089
                               51,339(2)       2.3%         $    24.50        1/1/2008          791,027               2,004,618
Kent S. Digby                  63,383          2.9%              26.19        4/1/2008        1,043,966               2,645,613
                               49,843(2)       2.3%         $    24.50        1/1/2008          767,977               1,946,204
Judith S. Berson               62,858          2.9%              26.19        4/1/2008        1,035,318               2,623,700


---------
(1) Each option vests only upon a change of control of the Company. A change of control will be deemed to occur upon: (i) any person or group of persons acting in concert becoming the beneficial owner of securities possessing more than 50% of the voting power for the election of directors of the Company, (ii) the consummation of any merger, consolidation or other business combination involving the Company in which holders of voting securities of the Company immediately prior to such transaction hold, immediately after such transaction, securities possessing less than 50% of the total voting power in an election of directors of the Company, (iii) during any period of two consecutive years, directors of the Company at the beginning of such period ceasing, for any reason, to constitute at least a majority of the directors of the Company unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds of the directors of the Company then in office who were directors of the Company at the beginning of any such period or (iv) the consummation of any sale, lease, exchange or transfer of all or substantially all of the assets of the Company to a party which is not controlled by or under common control with the Company.

(2) Except as noted, each option granted in fiscal year 1998 vests in five equal annual installments beginning on the first anniversary of the date of grant.


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

            In 1994, the Company entered into an employment agreement with Mr. Siegel. Pursuant to the employment agreement, Mr. Siegel agreed to serve at the pleasure of the Board of Directors, to receive such compensation as may be established by the Board of Directors and to be reimbursed for such expenses as the Board of Directors may approve from time to time. The employment agreement provides that if Mr. Siegel's employment is terminated without cause, Mr. Siegel is entitled to all compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination, including severance pay in accordance with the Company's severance pay policy then in effect. Further, if Mr. Siegel terminates his employment for good reason, he is entitled to receive only the compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination. The employment agreement prohibits Mr. Siegel, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of any type of retail shopping center anywhere in the world during the period of employment with the Company and for 18 months thereafter, except that, if Mr. Siegel terminates his employment for good reason as defined in his employment agreement, the non-competition period ends one year subsequent to the date employment is terminated. The employment agreement defines "good reason" to include the Company's breach of its agreements applicable to Mr. Siegel's duties and certain changes in the composition of the Board of Directors. Currently, the Company and Mr. Siegel are negotiating a new employment agreement.

            The Company also entered into employment agreements in 1997 with each of Messrs. McMillan, Dausch and Digby and Ms. Berson. The employment agreements of Messrs. McMillan and Dausch amended and restated their 1994 employment agreements. Pursuant to the employment agreements with each of Messrs. McMillan, Dausch and Digby and Ms. Berson, each employee agreed to be employed by the Company for a term of three years, with the agreement to be automatically renewed for successive one-year periods unless terminated by the employee or the Company within 30 days of the scheduled expiration date. Pursuant to such employment agreements, the Company agreed to (i) pay each of Messrs. McMillan, Dausch and Digby and Ms. Berson a base annual salary of $345,050, $288,400, $257,500 and $250,000, respectively, subject to review and adjustment on April 1 of each year and (ii) reimburse each employee for expenses in accordance with the Company's expense reimbursement policies applicable to employees in the same or substantially equivalent position.

            With respect to Messrs. Dausch and Digby and Ms. Berson, such employment agreements provide that, if the employee's employment is terminated by the Company without cause or by the employee for good reason, in either case before the end of the initial term, the employee will be entitled to his or her salary for two years, payable over a two-year period. If the employee's employment is so terminated after the end of the initial term, the employee will be entitled to his or her salary for one year, payable over a one-year period. In the event of certain change of control events, Messrs. Dausch and Digby and Ms. Berson will be entitled to an amount equal to two times the highest rate of their annualized base salary, an amount equal to two times the greater of (i) their average annual cash bonus earned under the Company's short term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year, and an amount equal to the target level of bonus for the year in which the effective date of termination occurs. With respect to Mr. McMillan, his employment agreement provides that if his employment is terminated by the Company without cause or by him for good reason, in either case before the end of the initial term, he will be entitled to his salary for three years, payable over a two-year period. If Mr. McMillan's employment is terminated after the end of the initial term, he will be entitled to his salary for one year, payable over a one-year period. In the event of certain change of control events, Mr. McMillan will be entitled to an amount equal to three times the highest rate of his annualized base salary and an amount equal to three times the greater of (i) his annual cash bonus earned under the Company's short term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year.

            The employment agreements with each of Messrs. McMillan, Dausch and Digby and Ms. Berson contain non-competition provisions similar to those contained in the Company's employment agreement with Mr. Siegel, except they relate only to Mills-type retail malls.

            Pursuant to Mr. McMillan's employment agreement, the Company made a $150,000 housing relocation loan to Mr. McMillan, one-third of which was forgiven on February 16, 1996. Under the terms of his amended employment agreement, the balance of the loan principal plus interest thereon is payable in full by Mr. McMillan in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

            Pursuant to Mr. Dausch's original employment agreement, the Company made a $150,000 housing relocation loan to Mr. Dausch, one-third of which was forgiven on January 23, 1996. Under the terms of his amended employment agreement, the balance of the loan principal plus interest thereon is payable in full by Mr. Dausch in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

            On January 1, 1998, each of Messrs. Siegel, McMillan, Dausch and Digby and Ms. Berson was granted, pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan, 10,952, 7,027, 5,275, 4,710 and 4,573 shares of common stock of the Company, respectively. The common stock vests only upon a change of control of the Company. A change of control will be deemed to occur upon the occurrence of any of the events described in footnote (1) to the table on page 8 captioned "Option Grants in Last Fiscal Year."

                      CUMULATIVE TOTAL SHAREHOLDER RETURN ]


                            [STOCK PERFORMANCE GRAPH]




                                       4/15/94          12/94         12/95          12/96            12/97              12/98
                                       -------          -----         -----          -----            -----              -----
The Company                              $100            $ 82          $ 86          $132             $147               $130
S&P 500 Index                            $100            $105          $145          $177             $233               $295
NAREIT Equity Index                      $100            $ 99          $114          $154             $186               $153


-----------

] Assumes $100 invested on April 15, 1994 in the Company's common stock (NYSE symbol: MLS), the S&P 500 Index and the NAREIT Equity REIT Total Return Index. Total return assumes reinvestment of all dividends.

                        REPORT ON EXECUTIVE COMPENSATION


            The Executive Compensation Committee (the "Committee") of the Board of Directors has prepared the following report regarding 1998 executive compensation. The Committee, which is composed entirely of non-employee directors, is responsible for determining the compensation for the Company's executive officers and for administration of the Company's Amended and Restated 1994 Executive Equity Incentive Plan, as amended. This report describes the Committee's basic approach to executive compensation and the basis on which 1998 compensation determinations were made by the Committee with respect to the Company's executive officers, including the Named Executive Officers. The Committee works closely with the entire Board of Directors in the execution of its duties.

EXECUTIVE COMPENSATION POLICY

            In 1996, the Committee authorized the Company to assist in an analysis of the Company's compensation practices. Towers Perrin analyzed the Company's plans for executive officers' base salaries, cash bonus incentives and long term incentives and compared the Company's compensation plans to plans offered by comparable companies (the "comparable companies") active in the ownership, development and operation of shopping centers, based on publicly available data. The comparable companies included CBL & Associates Properties, Crown America Realty Trust, DeBartolo Realty Corporation, Federal Realty Investment Trust, General Growth Properties, Inc., Glimcher Realty Trust, Prime Retail, The Rouse Company, Simon Property Group, Inc. (which has since merged with DeBartolo Realty Corporation), Taubman Centers, Inc. and Urban Shopping Centers, Inc. In its analysis, Towers Perrin concluded that the Company's "total cash compensation" (consisting of base salary plus annual incentives) and "total direct compensation" (meaning total cash compensation plus the annualized present value of long-term incentives) tended to significantly trail the marketplace 50th percentile. Towers Perrin noted two significant factors: the Company had limited annual incentive grants and limited annual grants of long-term incentives. As a result, the Company believed that its executive compensation package was insufficient to attract and retain qualified executive officers.

            In 1996, the Board of Directors authorized the Committee to implement a comprehensive compensation plan (the "Compensation Plan") that is intended to compensate the Company's executive officers between the 50th and 75th percentiles of comparable companies. With the assistance of Towers Perrin, the Company implemented the Compensation Plan consisting of three principal components: base salary, an annual Performance Incentive Plan and a Long Term Incentive Plan. Effective April 1, 1998, the Committee approved adjustments to the executive officers' base salaries, awarded bonuses pursuant to the Performance Incentive Plan and issued grants of stock options and restricted stock, all in conformance with the approved Compensation Plan and the Towers Perrin analysis.

1998 EXECUTIVE OFFICER COMPENSATION

            Effective April 1, 1996, base salaries for the Company's executive officers were adjusted to the levels identified by Towers Perrin to be within the ranges of the 50th and 75th percentiles of comparable companies. These base salaries were increased by 3% (for the Chief Executive Officer and the Executive Vice Presidents) and 4% (for Senior Vice Presidents) on April 1, 1997. On April 1, 1998, these base salaries were again increased by 4% (for the Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents) (except that certain Senior Vice Presidents received higher increases to bring their compensation in line with their duties).

            In addition, goals and objectives were established pursuant to the Performance Incentive Plan as the basis for determining the cash bonuses to be paid to the executive officers for 1998 performance. The goals and objectives included goals for: achieving budgeted levels of net operating income from the Company's properties, achieving budgeted levels of funds from operations and managing central office expenditures within budgeted levels. The balance of objectives included property-specific development, operations and leasing goals. The Company's actual performance in achieving its goals and objectives is being used in calculating the adjusted bonus levels payable to the executive officers for 1998. Such calculations are currently being reviewed. A portion of these bonuses was paid in March 1999.

            Effective January 1 and April 1, 1998, the Committee approved grants of stock options and common stock pursuant to the Long Term Incentive Plan. The January 1, 1998 grants of both stock options and common stock vest only upon a change of control of the Company. The aggregate values of the April 1, 1998 grants of both stock options and restricted stock were based on target levels determined by Towers Perrin as placing the total direct compensation for participating executives within the 50th and 75th percentiles of comparable companies.

1998 CHIEF EXECUTIVE OFFICER PAY

            Effective April 1, 1998, the Committee increased Mr. Siegel's annual salary 4% to $507,748. In March 1999, the Committee approved a payment to Mr. Siegel in the amount of $302,199 in partial payment of the bonus earned by Mr. Siegel pursuant to the 1998 Performance Incentive Plan. Mr. Siegel's final bonus will be calculated on the basis of the Company's achievement of its 1998 goals and objectives, as outlined above in "1998 Executive Officer Compensation." Effective January 1, 1998, the Committee granted to Mr. Siegel stock options for 119,377 shares and granted 10,952 shares of common stock which vest only upon a change of control of the Company.

$1 MILLION PAY DEDUCTIBILITY LIMIT

            The Internal Revenue Code prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the Company's four other most highly compensated officers for any fiscal year. Certain performance-based compensation is excluded from this $1 million cap. Stock options granted pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan, as amended, are intended to qualify as such performance-based compensation. During 1998, none of the Company's executive officers' compensation subject to the deductibility limits exceeded $1 million.



                            THE EXECUTIVE COMPENSATION COMMITTEE
                            John M. Ingram, Chairman
                            Robert P. Pincus
                            The Hon. Joseph B. Gildenhorn

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

            The following table sets forth information regarding the beneficial ownership of shares of common stock as of February 28, 1999 for (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the Company, its Chief Executive Officer and the four other most highly compensated executive officers of the Company and (iii) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units of limited partnership interest in the Operating Partnership, of which the Company is the sole general partner and the owner of 59.35% of the outstanding units, owned by a person named in the table are included in the "Number of Shares of common stock" column because such units are redeemable, at the option of the holder, for cash equal to the value of an equal number of shares of common stock or, at the election of the Company, for an equal number of shares of common stock. Because of limitations on ownership of common stock imposed by the Company's certificate of incorporation, some holders of units listed below could not in fact redeem all of their units for common stock without divesting a substantial number of shares of common stock in connection with the redemption. The extent to which a person holds units as opposed to common stock is set forth in the footnotes. The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, unless otherwise provided.

                                                                                                          PERCENT OF
                                                                   NUMBER OF           PERCENT OF          SHARES OF
 NAME AND BUSINESS ADDRESS                                         SHARES OF            SHARES OF        COMMON STOCK
 OF BENEFICIAL OWNER                                              COMMON STOCK       COMMON STOCK(1)     AND UNITS(2)
 -------------------                                              ------------       ---------------     ------------
 Laurence C. Siegel ........................................        1,170,188(3)          4.74%              2.91%
 Peter B. McMillan .........................................          152,508(4)            *                  *
 James F. Dausch ...........................................          141,218(5)            *                  *
 Kent S. Digby .............................................          130,592(6)            *                  *
 Judith S. Berson ..........................................          105,253(7)            *                  *
 Dietrich von Boetticher ...................................            1,172(8)            *                  *
 John M. Ingram ............................................            6,172(9)            *                  *
 Charles R. Black, Jr. .....................................           3,422(10)            *                  *
 James C. Braithwaite ......................................          91,490(11)            *                  *
 Joseph B. Gildenhorn ......................................          14,672(12)            *                  *
 Peter A. Gordon ...........................................           1,672(13)            *                  *
 Harry H. Nick .............................................         272,025(14)          1.12%                *
 Franz von Perfall .........................................          78,551(15)            *                  *
 Robert P. Pincus ..........................................           8,172(16)            *                  *
 Cristina L. Rose...........................................
 Kan Am ....................................................      13,262,420(17)         35.46%             33.17%
     3495 Piedmont Road
     Ten Piedmont Center, Suite 520
     Atlanta, Georgia  30305................................
 All executive officers and directors as a group
     (22 persons) ..........................................       2,651,223(18)        10.62%(19)         6.46%(20)

-----------
*           Less than 1%

(1) For purposes of this calculation, the shares of common stock deemed outstanding includes 24,139,317 shares of common stock outstanding as of February 28, 1999, plus the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 28, 1999 and upon redemption of units held by such named person(s).

(2) For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes 24,139,317 shares of common stock outstanding as of February 28, 1999, 15,844,084 units outstanding as of February 28, 1999 (excluding units held by the Company) and shares of common stock issuable to the named persons(s) upon the exercise of options exercisable within 60 days of February 28, 1999.
(3) Includes 387,143 shares of common stock, 556,793 units and options to purchase 226,252 shares of common stock exercisable within 60 days of February 28, 1999.
(4) Includes 44,521 shares of common stock and options to purchase 107,987 shares of common stock exercisable within 60 days of February 28, 1999.
(5) Includes 25,800 shares of common stock and options to purchase 115,418 shares of common stock exercisable within 60 days of February 28, 1999.
(6) Includes 9,707 shares of common stock, 4,846 units and options to purchase 116,039 shares of common stock exercisable within 60 days of February 28, 1999.
(7) Includes 13,544 shares of common stock and options to purchase 91,709 shares of common stock exercisable within 60 days of February 28, 1999.
(8) Includes 172 shares of common stock and options to purchase 1,000 shares of common stock exercisable within 60 days of February 28, 1999.
(9) Includes 5,172 shares of common stock and options to purchase 1,000 shares of common stock exercisable within 60 days of February 28, 1999.
(10) Includes 2,922 shares of common stock and options to purchase 500 shares of common stock exercisable within 60 days of February 28, 1999.
(11) Includes 1,172 shares of common stock, 85,318 units and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 1999. Also includes 3,000 shares of common stock held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power.
(12) Includes 14,172 shares of common stock and options to purchase 500 shares of common stock exercisable within 60 days of February 28, 1999.
(13) Includes 172 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of February 28, 1999.
(14)        Includes 160,457 shares of common stock and 111,568 units.
(15) Includes 20,172 shares of common stock, 56,879 units and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 1999.
(16) Includes 6,172 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 1999.
(17) Includes 13,262,240 units deemed to be beneficially owned by Kan Am as general partner of nine limited partnerships.
(18) Includes 749,088 shares of common stock, 815,404 units and options to purchase 1,086,731 shares of common stock exercisable within 60 days of February 28, 1999.
(19) For purposes of this calculation, the shares of common stock deemed outstanding includes 24,139,317 shares of common stock outstanding as of February 28, 1999, 815,404 units beneficially owned by all executive officers and directors as a group and options to purchase 1,086,731 shares of common stock exercisable within 60 days of February 28, 1999 for all officers and directors as a group.
(20) The number of shares of common stock and units deemed outstanding for purposes of this calculation is described in note 2 to this table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOINT VENTURES WITH KAN AM

            Three members of the Board of Directors of the Company, Messrs. von Boetticher, Braithwaite and von Perfall, are affiliated with Kan Am. Kan Am is a real estate developer and investment partnership sponsor headquartered in Germany. Kan Am provides the funds for certain of the Company's joint venture projects. Kan Am and its principals will benefit from providing such funds. Consequently, Messrs. von Boetticher, Braithwaite and von Perfall have a conflict of interest with respect to joint ventures entered into between the Company and Kan Am. When the Board (and the Executive Committee, of which Mr. Braithwaite is a member) voted on the proposed joint ventures with Kan Am, each of Messrs. von Boetticher, Braithwaite and von Perfall abstained from voting. The Company does not know the precise arrangement Kan Am has with the investment partnerships that participate in the joint venture projects, but believes that Kan Am and its principals derive fees from the investment partnerships based on the amount of funds raised from the partners in those investment partnerships and will have carried interests in the partnerships disproportionate to the amount of capital they contribute to such partnerships. These fees are borne by Kan Am's investors, not the Company. As of February 28, 1999, Kan Am owned approximately 33.6% of the outstanding units in the Operating Partnership.

            The following sets forth certain information regarding the joint ventures between the Company and Kan Am.


                                                                              COMPANY                      KAN AM
                                                                             REQUIRED                     REQUIRED
                PROJECT       COMPANY OWNERSHIP  KAN AM OWNERSHIP    CAPITAL CONTRIBUTIONS(1)     CAPITAL CONTRIBUTIONS(2)
                -------       -----------------  ----------------    ------------------------     ------------------------
                                                                        (IN MILLIONS)               (IN MILLIONS)
Ontario Mills                     37.5%             25.0%                $    10.0                     $     22.5
Grapevine Mills                   50.0              25.0                      14.5                           29.0
The Block at Orange               50.0              50.0                       0                             60.0
Sawgrass Mills - Phase III        50.0              50.0                       0                             24.5
Katy Mills                        62.5              37.5                      26.25                         78.75
Concord Mills                     37.5              25.0                      12.5                           25.0
Meadowlands Mills                 66.7              33.3                      12.0                           24.0

-----------------

(1) Of which $1.2 million and $6.4 million remains to be funded for Ontario Mills and Grapevine Mills, respectively, as of December 31, 1998. Excludes certain advances and borrowings for working capital.

(2) Of which $0.4 million, $17.44 million, $20 million and $7 million remains to be funded for Sawgrass Mills-Phase III, Katy Mills, Concord Mills and Meadowlands Mills, respectively, as of December 31, 1998.

            In general, Kan Am and the Company each receive a 9% preferential return on their cash contributions to the joint ventures, but income is allocated to the joint venture partners for tax purposes based on the joint venture partners' proportionate interests in the joint venture, which has the effect of allocating to the Company a higher percentage of taxable income than its share of cash distributions. Under the terms of the partnership agreement, following the tenth anniversary of the project's opening, either the Company or Kan Am can exercise a buy-sell provision whereby the Company, if it is the offeror, can require Kan Am to transfer its entire interest in the partnership or Kan Am, if it is the offeror, can require the Company to acquire Kan Am's entire interest in the partnership.


AMOUNTS DUE TO AND FROM RELATED PARTIES

            Pursuant to employment agreements the Company entered into with each of Messrs. McMillan, Dausch, Whitcome, Frost and Rivers, the Company loaned to them $150,000, $150,000, $150,000, $100,000 and $50,000, respectively, to cover the increased housing costs incurred by them in relocating to accept employment with the

Company. Each of the loans has a term of three years (except Mr. Whitcome's loan, which has a term of five years) and bears interest at a rate of 8% per annum. The loans to Messrs. McMillan and Dausch are payable in full by Mr. McMillan and Mr. Dausch in the event their employment with the Company terminates for any reason other than for "good reason" or without cause; provided, however, that on the third anniversary of the execution of each of Messrs. McMillan's and Dausch's employment agreement, the Company will forgive the entire loan principal, together with all accrued interest. The loan to Mr. Frost, which provided that one-third of the amount of the loan would be forgiven annually if Mr. Frost remained employed by the Company, has been forgiven. The terms of Mr. Whitcome's employment agreement provide for forgiveness of 20% of the loan amount to be forgiven annually if Mr. Whitcome remains employed by the Company. The loan to Mr. Rivers, made in 1997, provides that one-third of the amount of the loan will be forgiven annually on the anniversary of his employment if Mr. Rivers remains employed by the Company. In 1998, one-third of the loan to Mr. Rivers was forgiven. If any of the officers terminates employment with the Company, the then outstanding principal amount of the loan, plus interest, will become payable on terms specified in the respective employment agreements.

OTHER TRANSACTIONS

            MillsServices Corp. manages a regional mall owned by a partnership of which Herbert S. Miller, a former director and executive officer of the Company, is the sole general partner and in which Messrs. Miller, Siegel and Nick are limited partners. In 1998, MillsServices Corp. earned approximately $984,264 in management, administration and leasing fees from such partnership. These fees were computed in accordance with the management contract assigned to MillsServices Corp. at the time of the Company's initial public offering. This management contract was terminated in December 1998. This partnership and the purchaser of the property also currently owe the Company, in the aggregate, approximately $552,000 in leasing fees and payroll expenses.

            Mr. Pincus is the chief executive officer of the Franklin National Bank and was also a stockholder of the Franklin National Bank prior to its acquisition by BB&T Corporation in 1999. Borrowings from Franklin National Bank in 1998 included (i) a $2.4 million unsecured loan bearing interest at a rate of 6.20% which matures on July 15, 1999, (ii) a loan secured by furniture, fixtures and equipment bearing interest at a rate of 8.25% which matures on October 31, 2000 which had an outstanding balance at December 31, 1998 of $751,000, and
(iii) a recourse loan secured in part by certain land parcels near Concord Mills and bearing interest at LIBOR plus 2%, which matures on December 21, 2000 which had an outstanding balance at December 31, 1998 of $6,229,000.

            Mr. Miller and Kan Am own equally 95% of the voting common stock of MillsServices Corp. The Company owns the remaining 5% of the voting common stock and 99% of the non-voting preferred stock. As of December 31, 1998, MillsServices Corp. was indebted to the Company for $63 million, which debt has an interest rate of 12% and is payable on demand. No dividends were paid by MillsServices Corp. in 1998.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and certain shareholders of the Company to file reports with the SEC regarding transactions in the Company's securities. For 1998. Each of Ms. Rose and Mr. LaPier filed a Form 3 one day late. Mr. Gildenhorn filed two Forms 4 late, each relating to one transaction. Messrs. Pincus and Siegel each filed one Form 4 late, each relating to one transaction.

                                  OTHER MATTERS

            The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

            Proposals of shareholders to be presented at the 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to December 2, 1999 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such information to the Secretary of the Company no earlier than February 2, 2000 and no later than March 3, 2000 and must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Amended and Restated By-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request.

                           COSTS OF PROXY SOLICITATION

            The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to aid it in the solicitation of proxies as required to secure a quorum. CIC will be paid agreed upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone or in person). The total fee to be paid to CIC is estimated at $4,500.

            Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                        By Order of the Board of Directors,


                                                  /s/ THOMAS E. FROST

                                                  Thomas E. Frost
                                                  Secretary

March 31, 1999

          Please mark your                                                 2930
  [ X ]   votes as in this
          example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise made, the proxy will be voted FOR the item or items for which no direction is made, and in the discretion of the named proxies as to any other matters properly presented at the meeting.

                    FOR   WITHHELD                                                                      FOR      AGAINST    ABSTAIN
                    [ ]    [  ]                                                                         [ ]        [  ]      [  ]
1.Election of                                2. Proposal to ratify the appointment of Ernst & Young
   Directors                                    LLP as auditors for 1999.
   (see reverse)
                                                                 The undersigned hereby acknowledges receipt of the
                                                                 Notice of the 1999 Annual Meeting of Shareholders
                                                                 and accompanying Proxy Statement.

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------


SIGNATURE(S)                                       DATE
            -------------------------------------      ------------------------

Please sign above exactly as name appears, when shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such if a corporation, sign in full corporate name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                               *FOLD AND DETACH HERE*

                              THE MILLS CORPORATION

     Dear Shareholder:

     The Mills Corporation encourages its Shareholders to take advantage of a convenient way by which you can vote your shares by telephone. If you vote by telephone, you do not need to return this proxy card.

     To vote your shares by telephone you must use the voter control number in the box above, just below the perforation.

     On a touch-tone telephone call toll-free 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 day a week. The telephone response system will lead you through the simple process of voting your proxy. Your voter control number above must be used to access the system.

     YOUR TELEPHONE VOTE PROVIDES THE SAME AUTHORIZATION TO VOTE YOUR SHARES AS IF YOU MARKED, SIGNED, DATED AND RETURNED YOUR PROXY CARD.

                        Your vote is important. Thank you for voting.

                              THE MILLS CORPORATION

                   ANNUAL MEETING OF SHAREHOLDERS MAY 18, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned does hereby appoint Peter B. McMillan and Thomas E. Frost, or either one of them, with full power of substitution in each, as proxies to vote on the matters identified and as directed on the reverse side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of business on March 22, 1999 and entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 18, 1999 at 10:00 a.m. Eastern Daylight Savings Time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia, and upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

       This proxy, when properly completed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise given, this proxy will be voted (i) FOR the following nominees for election as Directors:
(1) Franz von Perfall, (2) Cristina L. Rose and (3) Laurence C. Siegel, (ii) FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, and (iii) in the discretion of the named proxies as to any other matters properly presented at the meeting.

       You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*